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Exhibit 11

AAMES FINANCIAL CORPORATION
Computation of Per Share Loss
For the years ended June 30, 2001, 2000 and 1999
(dollars and weighted average number of shares in thousands)

	Year Ended June 30,
	2001	2000	1999
Basic net loss per common share:
Net loss	$(30,524)	$(122,372)	$(247,967)
Accrued preferred dividends on Series B, C, and D Convertible Preferred Stock	(13,921)	(8,126)	(1,950)

Basic net loss to common stockholders	(44,445)	(130,498)	(249,917)
Basic weighted average number of common shares outstanding	6,251	6,209	6,200

Basic net loss per common share	$(7.11)	$(21.02)	$(40.31)

Diluted net loss per common share:
Basic net loss to common stockholders	$(44,445)	$(130,498)	$(249,917)
Interest on convertible subordinated debentures	—	—	—

Diluted net loss	(44,445)	(130,498)	(249,917)
Diluted weighted average number of common shares outstanding	6,251	6,209	6,200

Diluted net loss per common share	$(7.11)	$(21.02)	$(40.31)

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Exhibit 11